                        REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Shareholders
HealthAxis Inc.
East Norriton, Pennsylvania


We have audited the accompanying consolidated balance sheets of HealthAxis Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


As described in Note 25, on January 7, 2000, the Company acquired Insurdata, Incorporated and has accounted for that acquisition using the purchase method of accounting. In addition, as described in Note 26, on June 30, 2000, the Company agreed to sell substantially all of the assets related to its retail website and as of that date has accounted for the disposal of the retail website as a discontinued operation. The continuing operations of Healthaxis, Inc. and Subsidiaries are principally those of Insurdata Incorporated.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthAxis Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




BDO Seidman, LLP
Philadelphia, PA.

March 16, 2000, except for
Notes 10, 13, 16, 17, 18, 19, 25 and 27 which are as of September 29, 2000 and Notes 5, 6, 7 and 26 which are as of October 13, 2000

                        HealthAxis Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                                         December 31,    December 31,
(Dollars in thousands except share data)                                                    1999             1998
                                                                                            -----            ----
Assets
------
Cash and cash equivalents                                                                  $ 58,069       $   1,724

Loans receivable from officer, director and stockholder                                           -           1,328
Other current assets                                                                            549           1,699
                                                                                           --------        --------
         Total current assets                                                                58,618           4,751

Deferred acquisition costs                                                                      750               -

Property, equipment and software, less accumulated depreciation and
    amortization of $1,529 and $3,099                                                         5,610           6,703
Goodwill, less accumulated amortization of $765                                               7,114               -
Assets held for sale- retail website                                                          7,204          12,902
Other assets                                                                                    306             212
                                                                                           --------        --------

                  Total assets                                                             $ 79,602        $ 24,568
                                                                                           ========        ========
Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
Unearned revenue                                                                           $      -       $     332
Accounts payable                                                                              1,823             481
Accrued expenses                                                                              4,656           1,103
Loans payable                                                                                     -           3,865
Net liabilities held for sale-insurance operations                                                -           2,250
Other current liabilities                                                                       500             640
                                                                                           --------       ---------
         Total current liabilities                                                            6,979           8,671

Convertible debentures                                                                       25,019               -
Federal income taxes                                                                            585               -
Ceding commission liability                                                                   5,600           5,000
Post retirement and employment liabilities                                                    1,030             969
Capital lease obligations                                                                       117             496
                                                                                           --------        --------
                  Total liabilities                                                          39,330          15,136

Commitments and Contingencies
Minority interest in HealthAxis:
    Common stock                                                                             12,603           1,132
    Preferred stock                                                                          15,049           2,805

Stockholders' Equity:
Preferred stock, par value $1:  authorized 20,000,000 shares:
    Series A cumulative convertible, issued and outstanding  0 and 556,600                        -             557
    Series B cumulative convertible, none issued and outstanding                                  -               -
Common stock, par value $.10:  authorized 50,000,000,
    issued and outstanding 13,027,668 and 11,488,911                                          1,303           1,149
Common stock, Class A, par value $.10:  authorized 20,000,000,                                    -               -
    none issued and outstanding
Additional paid-in capital                                                                   81,798          27,002
Accumulated other comprehensive income                                                            -             666
Accumulated deficit                                                                         (70,481)        (23,879)
                                                                                           --------        --------
                  Total stockholders' equity                                                 12,620           5,495
                                                                                           --------        --------
                  Total liabilities and stockholders' equity                               $ 79,602        $ 24,568
                                                                                           ========        ========

                 See notes to consolidated financial statements.

                        HealthAxis Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                                                     Years Ended December 31,
(Dollars in thousands, except share and per share data)                     1999               1998               1997
                                                                            ----               ----               ----
Revenue:
     Interactive commission and fee revenue                              $       -          $       -            $      -
                                                                         ---------          ----------           ---------

Expenses:
     Operating and development                                                 504                277                   -
     Sales and marketing                                                       447                134                   -
     General and administrative                                              7,457              3,967               1,908
     Amortization of goodwill                                                  765                  -                   -
                                                                         ---------          ---------            --------
         Total expenses                                                      9,173              4,378               1,908
                                                                         ---------          ---------            --------

     Operating loss                                                         (9,173)            (4,378)             (1,908)

     Interest income                                                           656                 92                 212
     Interest expense                                                       (1,581)              (314)                (35)
                                                                         ---------          ---------            --------
                 Net Interest                                                 (925)              (222)                177
                                                                         ----------         ----------           --------

     Loss before minority interest                                         (10,098)            (4,600)             (1,731)

Minority interest in loss of subsidiary                                     (1,008)              (493)                   -
                                                                          ---------         ----------           ---------

Loss from continuing operations                                             (9,090)            (4,107)             (1,731)
                                                                         ----------         ----------          ----------

Loss from sale of discontinued operations                                  (10,263)                 -                   -
Loss from discontinued operations:
    Insurance operations                                                    (8,052)            (6,748)            (16,694)
    Retail website operations                                              (19,126)            (1,301)                   -
                                                                         ----------         ----------          ----------
Total loss from discontinued operations                                    (37,441)            (8,049)            (16,694)
                                                                         ----------         ----------          ----------

     Net loss                                                              (46,531)           (12,156)            (18,425)

Dividends on preferred stock                                                     70               254                 148
                                                                         ----------         ---------           ---------

     Net loss applicable to common stock                                 $ (46,601)         $ (12,410)          $ (18,573)
                                                                         ==========         ==========          ==========

Loss per share of common stock (basic and diluted)
     Continuing operations                                                $  (0.75)         $  (0.42)           $  (0.19)
     Discontinued operations                                                 (3.05)            (0.78)              (1.65)
                                                                          ---------         ---------           ---------

     Net loss                                                             $  (3.80)         $  (1.20)           $  (1.84)
                                                                          =========         =========           =========

Weighted average common shares and equivalents used in computing loss per share
     Basic and diluted                                                  12,260,000         10,331,000          10,090,000

                 See notes to consolidated financial statements.

                        HealthAxis Inc. and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity

                                                                                                                       Accumulated
                                                                                          Additional                      Other
                                               Preferred Stock       Common Stock          Paid-In     Accumulated    Comprehensive
(Dollars in thousands)                      Shares      Amount     Shares      Amount      Capital       Deficit      Income (Loss)
                                            ------      ------     ------      ------    ------------  -----------    -------------
BALANCE, DECEMBER 31, 1996                    580        $580     10,079      $1,008      $12,945       $  7,105            $491

Comprehensive income:
      Net loss 1997                                                                                      (18,425)
      Other comprehensive loss                                                                                              (306)

Comprehensive loss

Stock options and warrants exercised                                  30           2           96
Compensation expense on stock issuance                               100          11          478
Compensation expense on stock option                                                          248
grants
Cash dividends declared on preferred stock                                                                  (148)
                                             ----        ----     ------     -------      -------      ---------            ----
BALANCE, DECEMBER 31, 1997                    580         580     10,209       1,021       13,767        (11,468)            185

Comprehensive income:
      Net loss 1998                                                                                      (12,156)
      Other comprehensive income                                                                                             481


Comprehensive loss

Issuance of common stock                                             410          41        1,616
Stock options and warrants exercised                                 882          89        2,991
Increase in net assets in HealthAxis                                                        4,210
Warrants issued                                                                             4,469
Conversion of preferred stock                 (23)        (23)        24           2           21
Cancellation of treasury stock                                       (36)         (4)         (72)
Cash dividends declared on preferred stock                                                                  (255)
                                             ----        ----     ------     -------      -------      ---------            ----
BALANCE, DECEMBER 31, 1998                    557         557     11,489       1,149       27,002        (23,879)            666


Comprehensive income:
      Net loss 1999                                                                                      (46,531)
      Other comprehensive loss                                                                                              (666)

Comprehensive loss

Issuance of common stock                                              25           3          267
Stock options and warrants exercised                                 956          95        5,876
Increase in net assets in HealthAxis                                                       44,395
Warrants and non employee options issued                                                    3,757
Conversion of preferred stock                (557)       (557)       557          56          501
Cash dividends declared on preferred stock                                                                   (71)
                                             ----        ----     ------     -------      -------      ---------            ----
BALANCE, DECEMBER 31, 1999                      -        $  -     13,027     $ 1,303      $81,798      $ (70,481)           $  -
                                             ====        ====     ======     =======      =======      =========            ====

[RESTUBBED TABLE]

                                                 Treasury
                                                  Stock
(Dollars in thousands)                          (at cost)        Total
                                                ---------        -----
BALANCE, DECEMBER 31, 1996                         $(76)       $ 22,053

Comprehensive income:
      Net loss 1997                                             (18,425)
      Other comprehensive loss                                     (306)
                                                                -------
Comprehensive loss                                              (18,731)
                                                                --------
Stock options and warrants exercised                                 98
Compensation expense on stock issuance                              489
Compensation expense on stock option                                248
grants
Cash dividends declared on preferred stock                         (148)
                                                   ----        --------
BALANCE, DECEMBER 31, 1997                          (76)          4,009

Comprehensive income:
      Net loss 1998                                             (12,156)
      Other comprehensive income                                    481
                                                                -------

Comprehensive loss                                              (11,675)
                                                                -------
Issuance of common stock                                          1,657
Stock options and warrants exercised                              3,080
Increase in net assets in HealthAxis                              4,210
Warrants issued                                                   4,469
Conversion of preferred stock                                         -
Cancellation of treasury stock                       76               -
Cash dividends declared on preferred stock                         (255)
                                                   ----        --------
BALANCE, DECEMBER 31, 1998                            -           5,495


Comprehensive income:
      Net loss 1999                                             (46,531)
      Other comprehensive loss                                     (666)
                                                                -------
Comprehensive loss                                              (47,197)
                                                                -------
Issuance of common stock                                            270
Stock options and warrants exercised                              5,971
Increase in net assets in HealthAxis                             44,395
Warrants and non employee options issued                          3,757
Conversion of preferred stock                                         -
Cash dividends declared on preferred stock                          (71)
                                                   ----        --------
BALANCE, DECEMBER 31, 1999                         $  -        $ 12,620
                                                   ====        ========

                 See notes to consolidated financial statements.

                        HealthAxis Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                                      Years Ended December 31,
                                                                            1999                1998             1997
                                                                            ----                ----             ----
Cash flows from operating activities
    Net loss                                                            $ (46,531)           $ (12,156)         $ (18,425)
    Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
       Loss from discontinued operations                                    8,763                    -                  -
       Issuance of common stock                                                 -                  106                  -
       Depreciation and amortization                                       17,739                1,622              4,286
       Net realized gain on investments                                         -                 (270)              (750)
       Net realized gain on sale of subsidiaries                                -               (3,002)                 -
       Issuances of warrants                                                1,394                1,314                  -
       Write off of goodwill                                                    -                1,193                  -
       Minority interest in loss of subsidiary                             (7,747)                (716)                 -
       Interest on loan conversion                                              -                  953                  -
       Shares issued for services                                             270                    -                  -
       Loss on disposition of software                                        749                    -                  -
       Interest on convertible debt                                           573                    -                  -
       Noncash expense for service agreements                                 556                    -                  -
       (Increase) decrease in
          Premium due and uncollected, unearned premium and
             premium received in advance                                      354               (1,403)               130
          Prepaid interactive marketing expense                            (4,729)              (9,300)                 -
          Due to/from reinsurers                                           10,030               (5,666)            (7,520)
          Due from third party administrator                                6,849               (6,849)                 -
          Deferred policy acquisition costs, net                            2,106                 (607)             1,641
          Accrued investment income                                           152                  190                226
          Other assets, current and deferred income taxes and
             other liabilities                                              2,099                2,474             (3,222)
          Accrued commissions and expenses                                  2,963               (3,067)             1,272
          Ceding commission and interest                                      600                5,000                  -
          Future policy benefits and claims                               (45,940)              12,696             16,951
                                                                        ---------            ---------          ---------
    Net cash (used in) operating activities                               (49,750)             (17,488)            (5,411)
                                                                        ---------            ---------          ---------

Cash flows from investing activities

       Payments for sale of subsidiary                                    (14,700)                   -                  -
       Purchases of bonds                                                       -               (2,674)           (25,128)
       Purchases of equity securities                                           -                  (99)              (100)
       Sales of bonds                                                       6,656               11,244             35,879
       Sales of equity securities                                               -                   24              4,420
       Sale of subsidiaries                                                     -                9,853                  -
       Sale of investment in real estate                                        -                1,162                  -
       Maturities of investments and loans                                     45                   14                250
       Payment of acquisition costs                                          (750)                   -                  -
       Proceeds from loans receivable                                       1,328                    -                  -
       Loans to officer, director and shareholder                               -                  (85)            (1,032)
       Purchases of property, equipment and software                       (4,169)              (1,960)            (3,206)
                                                                        ----------           ---------           --------
    Net cash provided by (used in) investing activities                   (11,590)              17,479             11,083
                                                                        ----------           ---------           --------

                 See notes to consolidated financial statements.

                        HealthAxis Inc. and Subsidiaries
                Consolidated Statements of Cash Flows (Continued)
                             (Dollars in thousands)

                                                                                   Years Ended December 31,
                                                                             1999                1998              1997
                                                                            ------              ------            ------
Cash flows from financing activities
       Withdrawals from contract holder deposit funds                           -                 (249)              (589)
       Principal payments on capital lease                                   (379)                   -                  -
       Proceeds from note payable                                               -                    -              5,039
       Repayments of notes payable                                              -               (1,212)              (260)
       Repayment of loans payable                                          (1,465)                   -                  -
       Purchase of HealthAxis common stock                                 (8,203)                   -                  -
       Net proceeds from the sale of convertible debt                      26,763                    -                  -
       Net proceeds from the sales of HealthAxis common stock              59,445                1,657                835
       Net proceeds from the sales of  preferred stock                     12,082                2,699                  -
       Exercise of stock options                                            5,052                1,680                  -
       Net proceeds from issuance of convertible note                           -                5,000                  -
       Dividends paid on preferred stock                                      (71)                (148)              (148)
                                                                         --------             --------           --------
    Net cash provided by financing activities                              93,224                9,427              4,877
                                                                         --------             --------           --------
    Increase in cash and cash equivalents                                  31,884                9,418             10,549
    Cash and cash equivalents, beginning of period                         26,185               16,767              6,218
                                                                         --------             --------           --------
    Cash and cash equivalents, end of period                             $ 58,069             $ 26,185           $ 16,767
                                                                         ========             ========           ========


Supplemental disclosure of cash flow information:
    Interest paid                                                        $     78             $    416           $     97
    Income taxes (refunded), net                                         $      -             $ (5,218)          $ (1,490)
Non-cash financing activities
    Issuance of warrants                                                 $  6,808             $  3,428           $      -
    Exercise of  options                                                 $    900             $  1,400           $      -
    Repayment of loans payable                                           $ (2,400)            $      -           $      -
    Conversion of preferred stock to common stock                        $    557             $      -           $      -

                 See notes to consolidated financial statements.

                        HealthAxis Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             (Dollars in thousands)


Note 1 - Nature of Operations

         HealthAxis Inc. ("HAI"), formerly Provident American Corporation, is a Pennsylvania corporation organized in 1982 and until November 30, 1999, the date the insurance operations were transferred and treated as discontinued, was regulated as an insurance holding company by the states in which its former wholly-owned insurance company, Provident Indemnity Life Insurance Company ("PILIC"), was licensed.

         HealthAxis.com, Inc. ("HealthAxis") was formed on March 26, 1998 to sell insurance products on the Internet. As of December 31, 1999, HAI owned 66.9% of HealthAxis' common and preferred stock. On January 7, 2000, HealthAxis and Insurdata Incorporated, a subsidiary of UICI ("UICI") merged as described in
Note 25.


         On January 26, 2000, HAI and HealthAxis entered into an Agreement and Plan of Reorganization and Agreement and Plan of Merger pursuant to which HAI will acquire all of the outstanding shares of HealthAxis it does not currently own through the merger of HealthAxis with a wholly-owned subsidiary of HAI as described in Note 25. The merger is subject to both HAI and HealthAxis shareholder approval and is expected to be completed during the fourth quarter of 2000 or the first quarter of 2001.

         On June 30, 2000, HealthAxis entered into an agreement to sell substantially all of the assets related to the retail website including the next version of its website user interface as well as certain other assets to Digital Insurance, Inc. ("Digital"). This transaction is referred to as the Digital Sale. See Note 26 for additional information.

         The continuing operations of HAI and its subsidiaries ("the Company") are principally those of the subsidiaries related to the Insurdata merger.


Note 2 - Significant Accounting Policies

         Principles of consolidation: The consolidated financial statements of HAI include the accounts of HAI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         Use of estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Cash equivalents consist of highly liquid investments with maturities of three months or less from date of purchase. The Company maintains its cash accounts at several commercial banks. Cash accounts at each bank often exceed amounts that are insured by the Federal Deposit Insurance Corporation.

         Prepaid interactive marketing expense represents cash and other consideration paid in accordance with its distribution arrangements for exclusivity and advertising impressions. Payments related to exclusivity and advertising are allocated based upon the terms in the agreement. The fair value of warrants issued are allocated to exclusivity and advertising in direct proportion to amounts paid. Amounts related to exclusivity are amortized on a straight-line basis over the respective contract term. Amounts related to advertising impressions are expensed as impressions are delivered under the respective agreements. If the contract is silent as to the allocation of costs then the amounts are amortized on a straight-line basis over the contract term. See Note 5 and Note 26 for additional information.

         Prepaid alliance agreements represent the fair value of warrants issued to its business partners. The cost associated with services provided in accordance with each agreement is amortized on a straight-line basis over the life of the agreement, or if no term exists on the agreement, over the expected term of the warrants granted. See Note 6 and Note 26 for additional information.

         Property, equipment and software are recorded at cost. Expenditures for improvements that increase the estimated useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets. Upon sale or retirement, the cost of the asset and the related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is included in operations. See Note 7 and Note 26 for additional information.

         The Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," during 1998. Accordingly, direct internal and external costs associated with the development of the features, content and functionality of www.healthaxis.com, HealthAxis' web site, incurred during the application development stage, have been capitalized, and are amortized on a straight line basis over the estimated useful life.

         The Company has evaluated all software development projects that were in progress as of December 31, 1999 to determine whether it was probable that any of the projects would be placed in service. Based on that evaluation, the Company expects to complete and put in service all software development projects that existed as of year-end.

         Start-up costs: In accordance with AICPA Statement of Position No. 98-5 "Reporting on the Costs of Start-Up Activity", start-up costs have been expensed as incurred.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Recognition of revenue: The Company sells insurance policies as an agent over the Internet and receives a monthly commission and policy fee on each policy every month in which a policy the Company sold is in effect with the insurance carrier. Commissions are determined based on a percentage of premium received by the insurance carrier as stipulated by the Company's contract with the insurance carrier. Policy fees are a flat rate received for each policy in effect in a specific month. Commissions are received from every insurance carrier, whereas policy fees are received from select insurance carriers as determined by the Company's contract with the insurance carrier partner. Due to the Digital Sale all revenues are included as a component of discontinued operations. See Note 26 for additional information.

         Goodwill represents the purchase of a minority interest in HealthAxis and is being amortized on a straight-line basis over 3 years. See Note 15 for additional information.

         Income taxes: The Company files a consolidated federal income tax return with its greater than 80% owned subsidiaries, which allocates income taxes based upon the taxable income of the companies included in the return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. See Note 14 for additional information.

         Deferred acquisition costs: The Company has capitalized the costs associated with the pending merger with Insurdata. These costs include legal, accounting and investment banking services.

         Loss per share of common stock: The Company presents basic and diluted loss per share. Equivalents, including warrants, stock options, and preferred stock, were anti-dilutive for all periods presented.

         Reclassifications and restatement of prior year amounts: Certain prior year amounts have been reclassified to conform to the current year's presentation including the restatement related to discontinued operations.

         Impairment of long-lived assets: The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows expected to be generated by that asset. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date no such impairment has been recognized.

         Stock Options and Warrants - Nonemployees: The Company accounts for all options and warrants granted to non-employees in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). See Note 21 for additional information.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Stock Options and Warrants - Employees and Directors: The Company has elected to continue to account for stock-based compensation for employees and directors using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and to provide additional disclosures with respect to the pro forma effects of adoption had the Company recorded compensation expense as provided in FAS 123. See Note 21 for additional information.

         In accordance with APB No. 25, compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock.

         Recent accounting standards: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments"("SFAS 133 as amended by SFAS 137"). SFAS 137 delays the effective date of implementation of SFAS 133 by one year. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS 133 will have no impact on its financial positions or results of operations.

         In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policies.

         In March 2000, the Emerging Issues Task Force ("EITF") reached a consensus position in EITF Issue No. 00-2, "Accounting for Website Development Costs". This pronouncement provides guidance in accounting for such costs. The Company believes that the adoption of EITF 00-2 has no impact on its financial position or results of operations.

Note 3 - Losses and Uncertainties

         The Company has incurred costs to develop and enhance its technology, to create and introduce its website and to establish marketing, insurance carrier and claims administration relationships. As a result, the Company has incurred significant losses and expects to continue to incur losses through December 31, 2000. As discussed in Notes 25, 26 and 27, the Company has changed its focus and has sold substantially all of its assets related to its retail website and concentrate its efforts on promoting the operations of Insurdata Incorporated which was acquired in January, 2000.

          Insurdata is focused exclusively on providing Internet connectivity technology solutions and enterprise application integration services to both healthcare payers and those entities involved in the digital distribution of

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

health insurance. Insurdata has an established revenue base and services insurance companies that underwrite policies, independent entities that administer claims processing and payment, Blue Cross/Blue Shield plans, and self-insured employers. HealthAxis plans to offer a platform of web-enabled software applications and services to insurance payers.

         During 1999, the Company raised approximately $102,200 through the sale of convertible debentures ($27,500), HealthAxis preferred stock ($12,800) and HealthAxis common stock ($61,900). The net proceeds have been used to fund amounts due under HealthAxis' distribution agreements (Note 5), the purchase of common stock of HealthAxis (Note 15), the sale of the insurance operations (Note
4) with the balance to be used by HealthAxis for its working capital and other general purposes. As a result of the fund raising activities described above, the Company believes that is has sufficient working capital to fund operations until the Company's operations generate positive cash flow, which is expected to be in the second quarter of 2001.

Note 4 - Discontinued Insurance Operations

         On November 30, 1999, in accordance with the amended Stock Purchase Agreement ("Agreement") all of the issued and outstanding shares of the common stock of PILIC and its other inactive subsidiaries were transferred to AHC Acquisition, Inc. ("AHC"), a newly formed Pennsylvania business corporation, owned by Mr. Alvin H. Clemens, HAI's chairman for no consideration.

         In anticipation of the transfer, HAI, in order to eliminate a statutory capital deficiency, contributed $7,200. Also, HAI purchased from PILIC the office building located on DeKalb Pike in East Norriton, PA for $4,700 and 545,916 shares of HealthAxis Series A Preferred Stock for $2,800 and assumed the related employee obligations which are described in Note 23 amounting to $1,030 as of December 31, 1999.

         The Board of Directors of HAI received a fairness opinion by Advest, Inc., a subsidiary of The Advest Group, Inc., dated October 20, 1999 (the "Fairness Opinion"). The Fairness Opinion cites the financial terms of the transaction, and notes that the PILIC shares proposed to be purchased by AHC will continue to be subject to the Stock Pledge Agreement dated December 29, 1998 by HAI in favor of Reassurance Company of Hannover ("RCH"). See Note 13 for additional information. The Fairness Opinion concludes that the financial terms of the transaction are fair, from a financial point of view, to HAI and its shareholders.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Concurrent with the transfer of PILIC, HAI conveyed at its historical cost of $440,100,000 shares of the Series A preferred stock to AHC together with registration rights previously granted to PILIC.

         In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30") the operating results of PILIC and all of the other insurance operations are being reported as discontinued operations for all periods presented.

         As a result of the transfer of PILIC, HAI has recorded a loss of $10,263, which included a write-off of assets relating to PILIC including unamortized deferred policy acquisition costs and property and equipment, net of accumulated depreciation in the amount of $2,623, a capital contribution of $7,200 and the value of the preferred stock transferred to AHC which amounted to $440.

         The Stock Purchase Agreement includes various warranties, representations, covenants and conditions, including but not limited to certain non-compete and non-solicitation agreements with AHC regarding the future sale of health insurance products for a three-year period commencing on December 31, 1998 by licensed insurance agents of PILIC.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Results of discontinued insurance operations:

                                                                         11 Months Ended                Years Ended
                                                                           November 30,                December 31,
                                                                               1999               1998              1997
                                                                               ----               ----              ----
Revenue:
     Net premium revenue                                                    $  7,197             $ 69,617        $ 57,246
     Net investment income                                                     2,395                3,672           3,275
     Realized gain on investments                                                  6                  270             750
     Ceding allowance, net of policy acquisition costs                             -                  799               -
     Realized gain on the sale of subsidiary                                   1,500                3,002               -
     Other revenue                                                               890                   47             547
                                                                            --------             --------        --------
         Total revenue                                                        11,988               77,407          61,818
                                                                            --------             --------        --------

Benefits and expenses:
     Death and other policy benefits:
         Life                                                                  3,315                7,518           8,008
         Accident and health, net of reinsurance                               7,661               47,509          38,981
         Annuity contracts and other considerations                              622                  353             737
     Commissions, net of ceding allowance and
         deferred acquisition costs                                            1,486                7,139           6,813
     Other operating expenses, net of ceding allowance
         and deferred acquisition costs                                        6,683               19,607          13,358
     Amortization of deferred policy acquisition costs                           252                2,049          10,943
     Depreciation and amortization of goodwill                                     -                1,010           4,261
                                                                           ---------             --------       ---------
         Total benefits and expenses                                          20,019               85,185          83,101
                                                                           ---------             --------        --------

Loss before income taxes                                                      (8,031)              (7,778)        (21,283)
Provision (benefit) for income taxes:
     Current                                                                      21               (1,030)         (5,205)
     Deferred                                                                      -                     -            616
                                                                           ---------            ----------       --------
         Total income taxes                                                       21               (1,030)         (4,589)
                                                                           ---------            ----------       ---------
Loss from discontinued operations                                          $  (8,052)           $  (6,748)       $(16,694)
                                                                           ==========           ==========       =========

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Net liabilities of subsidiary held for sale:
                                                                    December 31,
                                                                        1998
                                                                    -----------
Assets
Investments
    Securities available for sale                                      $31,880
    Policy loans                                                           560
    Other invested assets                                                  529
                                                                       -------
       Total investments                                                32,969
Cash and cash equivalents                                               24,461
Amounts due from third party administrator                               6,849
Premiums due and uncollected                                             1,167
Amounts due from reinsurers                                             22,222
Accrued investment income                                                  421
Unamortized deferred policy acquisition costs                            2,106
Other assets                                                             1,927
                                                                       -------
                  Total assets                                          92,122
                                                                       -------

Liabilities
Liabilities
Future policy benefits
    Life                                                               $42,546
    Annuity and other                                                    4,871
Policy claims                                                           42,481
Premiums received in advance and unearned                                    3
Amounts due to reinsurers                                                  501
Accounts payable                                                         1,626
Accrued commissions and expenses                                           985
Federal income taxes                                                     1,222
Other liabilities                                                          137
                                                                       -------
                  Total liabilities                                     94,372
                                                                       -------


Net liabilities held for sale - insurance operations                  $  2,250
                                                                      ========


1998 Sales of Insurance Operations:

         On December 31, 1998 the Company sold all of the outstanding shares of PALHIC and National Insurance Administrators ("NIA") to Central Reserve Life Insurance Company ("CRLC"). The Company recognized a loss of approximately $1,000 on the sale of these subsidiaries which has been included in discontinued operations.

         In February 1998 the Company sold for $4,000, 49% of Montgomery Management Corporation ("MMC") common stock along with a warrant to purchase an additional 31% of MMC's common stock for one dollar. During the fourth quarter of 1998 the buyer exercised the warrant to purchase the additional 31% of MMC's common stock for $8. The Company recognized a $4,008 pre-tax gain on the sale of MMC. In 1999, PILIC subsequently sold its remaining interest in MMC and realized a gain on the sale of MMC of $1,500 which is included in its discontinued operations.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)


Note 5 - Distribution Agreements

         In 1998, HealthAxis entered into various distribution agreements with America OnLine ("AOL"), CNet, SNAP and Lycos. Under these agreements, these internet portals will promote HealthAxis' products to the online users of their websites. The initial terms of the agreements range from 12 to 15 months with the last agreement expiring in August 2000.

         In 1999 and 1998, HealthAxis made payments and issued warrants, valued using the Black Scholes Option Pricing model, aggregating $16,970 which have been charged to prepaid interactive marketing expense. The amounts deferred were allocated based on the terms of each contract between exclusivity and impression advertising costs, which totaled $3,527, and $13,443, respectively. During 1999 and 1998, $3,242 and $11,352 and $381 and $204 were charged to expense representing exclusivity and impression advertising, respectively.

         During 1999 and 1998, a total of 830,082,353 and 10,244,130 impressions on HealthAxis's were delivered as a result of the agreements.

         Each agreement provided for an optional renewal term ranging from 12 to 28 months for aggregate payments of $47.6 million starting in February 2000. HealthAxis has chosen not to exercise its option to renew its agreement with AOL for an additional term and accordingly will not pay the $33.5 million renewal fee. In 2000, approximately $1,160 was paid under the initial agreements with its distribution partners.

         In 1999, HealthAxis entered into a distribution agreement with Yahoo! Inc. ("Yahoo!") that provided for a guaranteed number of impressions. The initial term was for five months beginning in September 1999 at a cost of $725.

         In February 2000, HealthAxis renewed the the contract with Yahoo!. Total payments of $2,128 were paid under the terms of the contract. In August 2000, the contract was terminated with a total of $2,853 paid to Yahoo! over the life of the contracts.

         Upon termination of the Yahoo! contract, all distribution agreements have either been canceled or have expired.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

Note 6 - Prepaid Alliance Agreements

         During 1999, HealthAxis has negotiated several strategic alliance agreements which provide for the issuance of warrants to purchase 762,500 shares of HealthAxis common stock of which 512,500 can be excised at prices ranging from $4.40-$20.00. Warrants to purchase 250,000 common shares will be valued based upon the closing price of HAI stock prior to the completion of each event as stipulated in the contract.

         The warrants have been valued using the Black Scholes Option Pricing Model at $2,719 and are being amortized on a straight-line basis over the term of each agreement or the expected life of the warrants if there is no contract term. Amortization of $436 has been charged to operations as a result of the agreements during 1999.

         Under the terms of each agreement, the alliance partner has agreed to provide, among other things:

o    Insurance products to be offered on the Company's web site;
o    Underwriting, billing, claims processing services;
o    Technical support for the development of 3D imaging technology solutions;
o    Consulting related to internet advertising;
o    Technical support for the design of Internet insurance products.

The amortization related to these agreements began in May 1999 and extends through June of 2002.

         All of the rights and obligations under the terms of these agreements will be assigned to the acquirer of the retail website segment. As a result, any warrants previously issued by HealthAxis for future services will be cancelled or will expire. See Note 26 for additional information.


         As a result of the sale of the retail website, there will not be any future benefit related to these agreements or continued vesting in relation to these warrants. Warrants which are vested may be exercised until they expire in two to four years. Therefore, the prepaid costs associated with these warrants are included in Assets of Subsidiary Held for Sale on these restated financial statements and the amortization is included in the sale of discontinued operations on June 30, 2000.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)


Note 7 - Property, Equipment and Software

Property, equipment and software, at cost, consist of the following (in thousands):

                                                               Useful Lives               December 31,
                                                                 (Years)             1999              1998
                                                             ----------------- ----------------- -----------------

Building                                                            20            $  4,700           $ 5,101
Building improvements                                               10                 715             1,227
Computer equipment                                                  3                  337               229
Office furniture and equipment                                     7-10                653             3,202
Computer software                                                  1-3                 388                 0
Less accumulated depreciation and amortization                                      (1,183)           (3,056)
                                                                                  ---------          -------
                                                                                  $  5,610           $ 6,703
                                                                                  ========           =======

Note 8 - Loans Receivable - Officer and Director and Stockholder

         Loans receivable from officer, director and stockholder amounting to $1,328 at December 31, 1998 bore interest at rates ranging from 5.33% to 9.50%, and were collateralized primarily by the Company's common stock and were repaid during 1999 in accordance with their terms.

Note 9 - Accrued Expenses

                                                                        December 31,
                                                                  1999                   1998
                                                                --------               --------
Payroll and benefits                                            $   269                 $     -
Interest                                                            164                       -
Accrued property, equipment and software                            851                     608
Accrued taxes, licenses and fees                                    117                      10
Accrued professional fees                                         2,804                     127
Other                                                               451                     358
                                                                -------                 -------
                                                                $ 4,656                 $ 1,103
                                                                =======                 =======

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)


Note 10 - Convertible Debentures

         On September 15, 1999 HAI issued 2% convertible debentures ("Debentures") in the amount of $27,500 due September 14, 2002. The Debentures bear interest at the rate of 2% per annum, payable in cash or equivalent value of HAI's common stock, semi annually on January 1 and July 1 of each year, beginning on January 1, 2000. Accrued, unpaid and past due amounts bear interest at the rate of 15% per annum. Except with respect to overdue interest it is assumed that HAI will make all payments of interest in common stock, subject to those shares being registered, unless HAI notifies the holder in writing otherwise.

         The Debentures are convertible into HAI's common stock at a conversion price of $20.34 per share, which represented a 15% premium over the average of the closing price of $18.00 per share on September 13, 1999 and $17.375 per share on September 14, 1999. As part of the transaction, HAI issued to the Purchasers warrants to purchase 202,802 shares of its common stock at an exercise price equal to the conversion price ($20.34 per share) (the "Warrants"). The Warrants have a term of five years, were valued at $2,317 and have been accounted for as a cost of issuing the Debentures. The cost of issuing the Debentures of $3,052 consisted of the value of the Warrants and other costs, which will be amortized over the anticipated life of the Debentures as interest expense, which is expected to be eighteen months.

         In a separate but related transaction Alvin H. Clemens, Chairman of HAI, among other things, has assigned to HAI options to purchase 202,802 shares with a per share range of $.91 to $11.00 of common stock as described in Note
21. The net result of this assignment is that the number of Warrants issued to the purchasers of the Debentures is equal to the number of options retired by Mr. Clemens.

         The securities issued pursuant to this transaction are exempt from the registration requirements of the Securities Exchange Act of 1933 (the "Securities Act"), as provided under Rule 506 and under Section 4(2) of the Securities Act. The Company also executed a registration rights agreement, which requires the Company to file a "Shelf" registration statement under Rule 415 of the Securities Act. Subject to certain limitations the registration statement is to remain effective until four years from the date the registration statement is declared effective by the Securities and Exchange Commission. There is also a one time underwritten registration obligation which provide for a piggy-back registration right. In the event the Company does not fulfill obligations under this agreement, it is subject to certain financial penalties.

         The Convertible Debentures were amended in September 2000. See Note 27 for additional information.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

Note 11 - HPS Agreements

         Loans Payable to HPS: The Company received $5,000 from Health Plan Services, Inc. ("HPS") in the fourth quarter of 1997, which was accounted for as loan payable, discounted at a rate of 9.25% resulting in a $3,865 amount which was to be amortized over five years with payments of $95,000 per month including interest. The loan was paid off in June 1999.

         Settlement Agreement with HPS: During 1999, HAI entered into a settlement agreement with HPS at no cost to resolve a number of disputes that had arisen between the Company and HPS relative to HPS' performance of administrative services under an outsourcing agreement. The companies agreed to settle all differences and claims related to the HPS outsourcing agreement and certain actions taken by HealthAxis regarding HealthAxis' obligations under certain agreements between the parties.

         Also in accordance with the terms of the settlement agreement, HPS exercised a warrant granted in 1998 and purchased 100,000 shares of the common stock of HAI for a purchase price of $900. The purchase price was paid by a set off of a like amount against the loan owed to HPS. The Company paid the remaining balance of the loan amounting to $1,267 on June 30, 1999.

Note 12 -Capital and Operating Lease Obligations

         At December 31, 1999 and 1998, the Company's capital lease obligations amounted to $525 and $840, respectively. Interest expense for each of the three years for the period ended December 31, 1999 amounted to $77, $101 and $88, respectively. Minimum payments are $408 in 2000 and $117 in 2001.

         HealthAxis leases office space in San Francisco, CA whose term ends July 31, 2002. Payments through December 31, 1999 are $27, with payments of $55, $55 and $32 due in 2000, 2001, and 2002, respectively.

Note 13 - Ceding Commission Liability

         Effective December 31, 1998, HAI and PILIC signed an agreement to reinsure 100% of its group medical and group life in-force business and sell the Company's group medical marketing, sales distribution rights and all of the outstanding capital stock of PALHIC to CRLC (the "CRLC Agreement").

         Under the CRLC Agreement, PALHIC reinsured 100% of its business to PILIC, which in turn reinsured through a 100% coinsurance agreement, all of the Company's group medical and group life business to RCH. In addition, PILIC sold all of the outstanding shares of PALHIC and NIA to CRLC for an amount equal to PALHIC's capital and surplus. The Company transferred all rights and control regarding the Company's licensed insurance agents and entered into a non-compete and non-solicitation agreements with CRLC regarding the Company's licensed insurance agents with respect to the future sale of health insurance products for a three year period.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Effective December 31, 1998, PILIC entered into a coinsurance agreement with RCH whereby PILIC received a $10,000 ceding commission which consisted of a $5,000 non-refundable payment and a $5,000 payment contingent upon RCH's earning at least $10,000 in future profits from the ceded inforce business, plus 12% interest (the "guaranteed amount"). PILIC recognized the $10,000 as ceding commission revenue net of transaction costs of $417 and HAI recognized a $5,000 ceding commission liability because of the negative financial history of the business. As a result of the transaction, PILIC wrote off unamortized deferred acquisition costs and restructuring costs aggregating $4,200.

         If RCH fails to earn the guaranteed amount within five years of the date of the closing of the CRLC transaction, HAI must repay RCH the lesser of the guaranteed amount less RCH's actual profits on the inforce business, or $5,000, plus 12% interest. The Company incurred $600 of interest expense during 1999. In the unlikely event that future profits exceed the guaranteed amount, then PILIC is entitled to receive an additional payment from RCH equal to two-thirds of the policy fees collected during 1999 and one-third of the policy fees collected during 2000.

         As security for HAI's guarantee, HAI executed a security agreement in favor of RCH secured by the stock of PILIC. This agreement provides that RCH will take ownership of PILIC if the Company defaults on its guarantee to RCH. HAI provided various affirmative covenants regarding corporate existence; compliance with laws; furnishing various notices to RCH; inspection and audit rights and insurance coverage. Additionally, HAI provided certain negative covenants with regard to selling, assigning, leasing or otherwise disposing of HAI or PILIC assets; entering into agreements materially and adversely effecting HAI's or PILIC's ability to carry on business; entering into an agreement materially and adversely effecting HAI or PILIC ability to perform obligations under the Guaranty, the reinsurance agreement with RCH, the Stock Purchase Agreement and other related agreements. There also exist various provisions regarding HAI or PILIC incurring or creating indebtedness or declaring dividends. As described in Note 4, HAI's obligation to RCH remains after the transfer of PILIC.

         In September 2000, the Company and RCH were in discussions to reach a settlement in this matter. See Note 27 for additional information.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

Note 14 - Income Taxes

         Significant components of deferred taxes consisted of the following:

                                                                                          1999               1998
                                                                                          -----              ----
           Deferred tax assets:
                  Policy reserves                                                        $     -            $ 2,542
                  Start up expenses                                                        1,366                  -
                  Advance premiums                                                             -                  2
                  Post employment and retirement benefits                                    361                207
                  Net operating and capital loss carryforwards                            26,700              5,551
                  Accrued expense                                                             32                 49
                  Unearned ceding commission                                               1,960              1,750
                  Other, net                                                                (284)               555
                                                                                          ------            -------
                                                                                          30,135             10,656
           Valuation allowance for deferred tax assets                                    30,135              9,341
                                                                                          ------            -------
                                                                                               -              1,315
                                                                                         =======            =======
           Deferred tax liabilities:
                  Policy acquisition costs                                                     -                187
                  Real estate                                                                  -                720
                  Unrealized appreciation of investments                                       -                359
                  Deferred and uncollected premiums, net                                       -                408
                                                                                         -------           --------
                                                                                               -              1,674
                                                                                         -------            -------
                  Net deferred tax (liability)                                           $     -            $  (359)
                                                                                         =======            ========

         Effective April 1, 1999, HealthAxis was no longer eligible to participate in the Company's consolidated federal income tax return. The HealthAxis net operating loss carryforward, on a separate company basis, amounts to approximately $29,000 and is available to offset its future taxable income through 2014.

         The Company and its other subsidiaries have net consolidated operating loss carryforwards ("NOL's") approximating $17,000, of which $15,000 is available to offset future taxable income through 2014. Approximately $2,000 of the consolidated NOL's result from a 1989 acquisition and expire between 2000 and 2004 and are subject to annual limitations approximating $24, thereby significantly reducing their ultimate utilization.

         Capital losses may be used only to offset capital gains and may be carried back three years and forward five years. At December 31, 1999, the Company had a capital loss carryforward of approximately $32,000, which expires in 2004.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         As a result of all of the capital transactions of both HAI and HealthAxis including the merger with Insurdata, the amount of NOL carryforwards may be limited. Additionally, the utilization of these NOL's, if available, to reduce future income taxes will depend on the generation of sufficient taxable income prior to their expiration.

         The Company has established a valuation allowance for deferred tax assets reflecting uncertainty as to whether the deferred tax asset is fully realizable. The change in valuation allowance in 1999 amounting to $20,794 results primarily from the increase in NOL's, net of those components applicable to PILIC which was sold November 30, 1999.

         The reconciliation of income tax expense (benefit) to the amount computed by applying the appropriate statutory income tax rate (35%) to (loss) before income taxes is as follows:

                                                                          Years Ended December 31,
                                                                 1999                1998                1997
                                                                 -----               -----                ----
Amount computed at statutory rate                              $(19,023)           $ (4,866)           $ (7,740)
Change in valuation allowance                                    20,794               5,418               2,324
Permanent differences                                            (1,771)               (167)                600
Reversal of prior year federal income taxes                           -              (1,031)                  -
Other, net                                                            -                (385)                227
                                                               --------            --------            --------
         Total income tax (benefit)                            $      -            $ (1,031)           $ (4,589)
                                                               ========            ========            ========

Note 15 - HealthAxis.com, Inc. Equity Transactions

         On May 11, 1999, HealthAxis completed a private placement of 516,051 shares of HealthAxis common stock to a group of accredited investors at $12 per share for an aggregate purchase price of $6,193, less issuance costs of $2. The net proceeds of $6,191, have and will be used by HealthAxis for working capital and other general corporate purposes, including marketing expenses, web site enhancements, salary expenses and advertising and promotional expenses. Investors purchasing HealthAxis common stock were provided with registration rights.

         During 1999, HAI purchased 1,415,000 shares of HealthAxis common stock from HPS for an aggregate purchase price of $8,203 of which $375 remains outstanding at December 31, 1999. HAI has accounted for the purchase of minority interest in accordance with Interpretation 26 of Accounting Principles Board Opinion 16 "Acquisition of Minority Interest" as goodwill to be amortized straight-line over three years.

         On December 7, 1999, HealthAxis completed a private placement of 3,846,003 shares of HealthAxis common stock to a group of accredited investors and HAI at $15 per share for an aggregate purchase price of approximately $57,690 less issuance costs approximating $2,533. HAI purchased 133,333 shares in the transaction for approximately $2,000. The net proceeds will be used for HealthAxis' working capital and other general corporate purposes, including marketing expenses.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         The chart below identifies the equity ownership of HealthAxis. The chart excludes options and warrants to purchase HealthAxis stock and the January 7, 2000 merger of Insurdata described in Note 25:

                                                    December 31, 1999                           December 31, 1998
                                                    -----------------                           -----------------
                                               Shares              Percentage              Shares              Percentage
                                               ------              ----------              ------              ----------
HAI                                            15,801,644               66.9%              14,353,311                82.8%
Minority Interest                               7,816,861               33.1%               2,990,894                17.2%
                                              -----------              ------             -----------              -------
Total                                          23,618,505              100.0%              17,344,205               100.0%
                                               ==========              ======              ==========               ======

Note 16 - Series A Convertible Preferred Stock

         During 1998, HealthAxis issued a total of 545,916 shares of HealthAxis Cumulative Convertible Series A Preferred Stock, par value $1.00 (the "Series A Preferred Stock") to PILIC for $2,400. Initially, PILIC purchased 405,886 shares of Series A Preferred Stock at $5.91 per share. The Stock Purchase Agreement for Series A Preferred Stock with PILIC contained a price adjustment provision that would require HealthAxis to issue to PILIC additional shares of Series A Preferred Stock if HealthAxis sold other shares of common or preferred stock to another investor at a lower price. As a result of the sale of Series B Preferred Stock to AOL at $4.40 per share, HealthAxis issued an additional 140,030 shares of Series A Preferred Stock to PILIC so that PILIC's price per share would also equate to $4.40 per share.

         Upon issuance, holders of the Series A Preferred Stock were entitled to cumulative dividends at an annual rate of $0.13 per share. The shares were mandatorily redeemable by the Company during the redemption period at the original issue price ($4.40 per share) plus any amount that would yield a 10% annualized return. As a result of an amendment to the Series A Preferred Stock Certificate of Designation in 1999, holders of the Series A Preferred Stock are now entitled to receive dividends as declared by the Board of Directors of HealthAxis at its discretion. Also, all of the mandatory redemption provisions were removed. As a result, the Series A Preferred Stock has been reflected as a component of stockholders' equity in 1999.

         In 1999, HAI purchased all Series A Preferred Stock from PILIC and transferred 100,000 shares to AHC Acquisition, Inc. ("AHC"), a newly formed Pennsylvania business corporation, owned by Mr. Alvin H. Clemens (HealthAxis' and HAI's chairman), for no consideration. In conjunction with the merger described in Note 25, all of the Series A Preferred Stock will be converted into common stock of HAI.

         Shares of Series A Preferred Stock are convertible at any time, at the option of the holder, into HealthAxis common stock at a price equal to the original issuance price ($4.40 per share) divided by the conversion price which is defined as the original issuance price adjusted for future issuances of HealthAxis common stock as defined in the Preferred Stock Certificate of Designation.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         Holders of the Series A Preferred Stock are entitled to vote on all matters as to which holders of common stock are entitled to vote. The holders of each share of Series A Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of HealthAxis common stock into which the holder's Series A Preferred Stock is convertible. Generally, the holders of Series A Preferred Stock shall vote together with the holders of HealthAxis preferred and common stock as one class.

         In the event of any dissolution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or other wise, after payment or provision for payment of the debts and other liabilities of HealthAxis and all amounts owed to the Series B, Series C and Series D Preferred Stock or any other class of securities of HealthAxis having a dividend payment or other distribution preference senior to the Series A Preferred Stock (the "Series A Senior Stock"), the holders of Series A Preferred Stock shall be entitled to receive $4.40 in cash for each share of Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the fixed date for distribution, before any distribution may be made to the holders of HealthAxis' common stock. Each Preferred Stock Certificate of Designation includes additional provisions related to liquidation and the order of payment as it relates to each series of Preferred Stock.

         The Series A Preferred Stock is not subject to any sinking fund or other similar provisions. The holders of Series A Preferred Stock are not entitled to any preemptive rights.


Note 17 - Series B Convertible Preferred Stock

         During 1998, HealthAxis issued 625,529 shares of Series B convertible preferred stock, par value $1.00 per share (the "Series B Preferred Stock") to AOL at $4.40 per share for an aggregate purchase price of $2,750, less issuance costs amounting to $51, of which a portion was used to pay amounts due to AOL under their distribution agreement with the Company. In conjunction with the merger described in Note 25, all of the Series B Preferred Stock will be converted into common stock of HAI.

         Holders of the Series B Preferred Stock are entitled to vote on all matters as to which holders of common stock are entitled to vote. The holders of each share of Series B Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of HealthAxis common stock into which the holder's Series B Preferred Stock is convertible. Generally, the holders of Series B Preferred Stock shall vote together with the holders of HealthAxis common stock as one class.

         As a result of an amendment to the Preferred Stock Certificate of Designation in 1999, holders of the Series B Preferred Stock are entitled to receive such dividends as declared by the Board of Directors of HealthAxis in its discretion at a rate as specified by the Preferred Stock Certificate of Designation.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         In the event of any dissolution, the holders of Series B Preferred Stock shall be entitled to receive, out of the assets of HealthAxis legally available for distribution to its shareholders, the amount of $4.40 in cash for each share of Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the fixed date for distribution, before any distribution may be made to the holders of HealthAxis' common stock, or any series of Series B Junior Stock, including the Series A, Series C and Series D Preferred Stock. If, after payment or provision for payment of the debts and other liabilities of HealthAxis, the remaining net assets of HealthAxis are not sufficient to pay the holders of the Series B Preferred Stock the full amounts of their preference, the holders of Series B Preferred Stock would share ratably in any distribution of assets. After payment or provision for payment of the debts and other liabilities of HealthAxis and the full preference amount due to the holders of any Series of preferred stock, Series A, Series B, Series C and Series D Preferred Stock and the HealthAxis common stock will be entitled to receive on a pro rata basis the remaining assets of HealthAxis available for distribution to its shareholders. The relative value of a share of Series A, Series B, Series C and Series D Preferred Stock for this purpose shall be determined on an as converted basis.

         Holders of the Series B Preferred Stock have the option, exercisable upon request of the holders of 51% of the outstanding share of Series B Preferred Stock within six months after the later of the occurrence of a Trigger Event as defined in the Certificate of Designation or notice of a Trigger Event, to cause HealthAxis to redeem any or all of the shares of Series B Preferred Stock requested to be redeemed, at a redemption price per share equal to the original issuance price (subject to adjustment to reflect stock splits, stock dividends, stock contributions, recapitalizations and similar occurrences) plus an amount that would yield a total annualized return of 10% calculated daily and compounded annually from the later of either the original issuance date or the date on which the holder acquired the shares of Series B Preferred Stock through the date of redemption. Notice of the exercise of the optional redemption rights with respect to the Series B Preferred Stock must be given to the Company pursuant to the notice of optional redemption provision contained in the Certificate of Designation related to the Series B Preferred Stock.

Trigger Event is any of the following:

         o January 31, 2002, if by then HealthAxis has not consummated an underwritten public offering for its account of common stock pursuant to a registration statement filed under the Securities Act of 1993, as amended, at a net offering price per share of Common Stock that represents a pre-offering market capitalization of no less than $150.0 million and with aggregate proceeds (net of underwriting discounts and commissions) to HealthAxis of not less than $25.0 million;

         o HealthAxis' failure to renew or any material breach by any party other than AOL or termination of the interactive marketing agreement;

         o  The date of the occurrence of a liquidation of HealthAxis;

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)

         o March 31, 1999, if by then HealthAxis has not consummated a Qualified Financing (a transaction yielding aggregate gross proceeds to HealthAxis of not less than $7.0 million at a price per share of common stock equal to at least $3.74);

         o May 31, 1999, if by then HealthAxis has not consummated a Second Qualified Financing (a transaction yielding aggregate gross proceeds to HealthAxis of not less than $3.5 million at a price per share of Common Stock equal to at least $3.74).

         On January 31, 2000, the initial term of HealthAxis' interactive marketing agreement with AOL expired and HealthAxis chose not to renew this agreement. Accordingly, one of the above definitions of Trigger Events has been met and AOL has the option to require HealthAxis to redeem its shares. Other than the expiration of the interactive marketing agreement, none of the Trigger Events that could have occurred in 1999 actually occurred. Additionally, HealthAxis does not expect additional Trigger Events to occur.

         Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into HealthAxis common stock at a price equal to the original issuance price ($4.40 per share) divided by the conversion price which is defined as the original issuance price adjusted for future issuances of HealthAxis common stock as defined in the Certificate of Designation related to the Series B Preferred Stock.

         The Series B Preferred Stock is not subject to any sinking fund or other similar provisions. The holders of Series B Preferred Stock are not entitled to any preemptive rights.

         In connection with AOL's purchase of the Series B Preferred Stock, HealthAxis and AOL entered into a Registration Rights Agreement ("Registration Agreement") which sets forth the rights of AOL in connection with the public offering of HealthAxis' common stock acquired in connection with the conversion of Series B Preferred Stock or other shares of common stock acquired through the exercise of warrants granted to AOL.

         Under its Registration Agreement, AOL has the right to demand registration of its shares of common stock or to have its shares of common stock included in a registration statement prepared at the request of HealthAxis or another HealthAxis shareholder.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)


Note 18 - Series C Convertible Preferred Stock

         On March 30, 1999, HealthAxis issued 1,526,412 shares of HealthAxis Series C convertible preferred stock at $5.77 per share (the "Series C Preferred Stock"), for an aggregate purchase price of $8,807, less issuance costs of $684 and the value of HealthAxis warrants issued in connection with the issuance of Series C Preferred Stock to an investment banker for services rendered in connection with the Series C Preferred Stock Offering valued at $278. In conjunction with the merger described in Note 25, all of the Series C Preferred Stock will be converted into common stock of HAI.

         Holders of the Series C Preferred Stock are entitled to vote on all matters as to which holders of common stock are entitled to vote. The holders of each share of Series C Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of common stock into which the holder's Series C Preferred Stock is convertible. Generally, the holders of Series C Preferred Stock shall vote together with the holders of HealthAxis common and preferred stock as one class.

         Holders of the Series C Preferred Stock will be entitled to dividends accruing from the date of issue, is such dividends are declared by the Board of Directors of HealthAxis at its discretion at a rate as specified by the Preferred Stock Certificate of Designation.

         In the event of any distribution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or otherwise, after payment or provisions for payment of debts and other liabilities of HealthAxis and payment of all amounts owed to the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to receive on a pari passu basis with the Series D Preferred Stock, out of the assets of HealthAxis legally available for distribution to its shareholders, an amount in cash equal to $5.77 ("Series C Offering Price") per share for each share of Series C Preferred Stock, plus an amount equal to all dividends accrued and unpaid, if any, on each such share up to the date fixed for distribution, before any distribution may be made to the holders of HealthAxis' common stock for the Series A Preferred Stock or Series C Junior Stock.

         The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

         Shares of Series C Preferred Stock are convertible at any time, at the option of the holder, into HealthAxis common stock at a price equal to the original issue price ($5.77 per share) divided by the conversion price which is defined as the original issuance price adjusted for future issuances of HealthAxis common stock as defined in Certificate of Designation related to the Series C Preferred Stock.

                        HealthAxis Inc. and Subsidiaries
            Notes to Consolidated Financial Statements - (Continued)
                             (Dollars in thousands)


Note 19 - Series D Convertible Preferred Stock

         On July 12, 1999, HealthAxis issued 333,334 shares of HealthAxis Series D convertible preferred stock to Intel Corporation at $12 per share for an aggregate purchase price of $4,000, less issuance costs of $40 (the "Series D Preferred Stock"). The net proceeds of approximately $3,960, have been used for working capital and other general corporate purposes, including marketing expenses, web site enhancements, salary expenses and advertising and promotional expenses of HealthAxis. In conjunction with the merger described in Note 25, all of the Series D Preferred Stock will be converted into common stock of HAI.

         In connection with the HealthAxis Series D offering, HealthAxis' Amended and Restated Articles of Incorporation were amended to authorize an additional 500,000 shares of HealthAxis Preferred Stock.

         Holders of the Series D Preferred Stock are entitled to vote on all matters as to which holders of common stock are entitled to vote. The holders of each share of Series D Preferred Stock are entitled to the number of votes equal to the nearest whole number of shares of common stock into which the holder's of the Series D Preferred Stock is convertible. Generally, the holders of Series D Preferred Stock shall vote together with the holders of HealthAxis common and preferred stock as one class.

         Holders of the Series D Preferred Stock will be entitled to dividends accruing from the date of issue, if such dividends are declared by the Board of Directors of HealthAxis at its discretion at a rate as specified by the Preferred Stock Certificate of Designation.

         In the event of any distribution, liquidation or winding up of the affairs of HealthAxis, whether voluntary or otherwise, after payment or provisions for payment of the debts and other liabilities of HealthAxis and payment of all amounts owed to the holders of the Series B Preferred Stock, the holders of the Series D Preferred Stock shall be entitled to receive, on a pari passu basis with the Series C Preferred Stock out of the assets of HealthAxis legally available for distribution to its shareholders, an amount in cash equal to $12.00 ("Series D Offering Price") per share for each share of Series D Preferred Stock, plus an amount equal to all dividends accrued and unpaid, if any, on each such share up to the date fixed for distribution, before any distribution may be made to the holders of HealthAxis' common stock for the Series A Preferred Stock.

         The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

         Shares of Series D Preferred Stock are convertible at any time, at the option of the holder, into HealthAxis common stock at a price equal to the original issue price ($12.00 per share) divided by the conversion price which is defined as the original issuance price adjusted for future issuances of HealthAxis common stock as defined in the Certificate of Designation related to the Series D Preferred Stock.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

Note 20 - Stockholders' Equity and Dividend Restrictions

         Letter Agreement between the Company and Alvin H. Clemens: On September 9, 1999, the Company and Mr. Clemens, the Company's Chairman, entered into an agreement whereby Mr. Clemens agreed to convert approximately 557,000 shares of Series A Preferred Stock, amend his agreement to purchase 550,000 shares of the Company's Series A Preferred Stock in exchange for an option to purchase the Company's common stock, released all right, title and interest to options to purchase 202,802 shares of the Company's common stock and a 1997 agreement to grant options to Mr. Clemens to purchase shares of the Company's Series A Preferred Stock successively upon each exercise by Mr. Clemens of his existing option and each subsequently granted option to purchase shares of Series A Preferred Stock from time-to-time. The exercise prices of the options to purchase common stock range from $3.64 to $8.75 per share and have a weighted average price per share of $4.56. In consideration of the aforementioned the Company paid Mr. Clemens $650 which was accounted for as compensation expense.

         Dividend restrictions: Dividends paid by the Company over and above the financial assets of HAI are dependent on the ability of HealthAxis to pay dividends to HAI. Dividends paid by HealthAxis to HAI are subject to restrictions described in Notes 16, 17, 18 and 19. HAI and HealthAxis have not paid nor anticipate paying cash dividends on common stock in the foreseeable future.

Note 21 - Stock Options and Warrants

         Options: The Company has stock option plans, which provide for the granting of options to directors and key employees of the Company and its subsidiaries and certain former field representatives and agents.

         The Incentive Stock Option Plan for Employees authorized the granting of options for up to 650,000 shares of the Company's common stock to key managerial employees of the Company, which are exercisable for up to five years at a price not less than the fair market value of the shares on the date of grant. All options granted under the Incentive Stock Option Plan have been granted at 100% of the fair market value of the shares on the date of grant. The Incentive Stock Option Plan for Employees expired during 1996 and the Company adopted the 1996 Employee Incentive Stock Option Plan ("1996 Employee Plan"), which was amended in 1997 to increase the number of shares issuable thereunder from 950,000 shares to 1,250,000 shares of the Company's common stock to key employees of the Company and its subsidiaries and affiliates, exercisable for up to five years from the effective date of the grant at a price not less than the fair market value of the shares on the effective date of grant. All options granted under the 1996 Employee Plan have been granted at 100% of the fair market value of the shares on the effective date of the grant, with the exception of an option granted to Mr. Clemens, which was granted at 110% of the fair market value.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         The Non-Qualified Stock Option Plan for Directors ("Directors' Plan") was amended in 1996 to increase the number of shares authorized for the issuance thereunder from 585,000 shares to 1,010,000 shares and to incorporate prior amendments. Options granted under the Directors' Plan are exercisable for up to ten years from the date of grant at a price of not less than the fair market value of the shares on the date of the grant. All options granted under the Directors' Plan have been granted at 100% of the fair market value of the shares on the date of grant. During 1997, pursuant to the Directors' Plan, the Company granted to each Director, with the exception of Mr. Clemens, an option to purchase 30,000 shares of the Company's common stock at an exercise price of $2.75 per share.

         Also during 1997, the Company approved the adoption of a Military Stock Option Plan and a 1997 Insurance Agent Stock Option Plan ("Agents Plan"), designed to replace and supercede all previous stock option plans for non-employee agents. Each Plan is administered by the Option Administration Committee. Options have been granted at fair market value and are subject to certain other vesting or performance conditions, and the Company has reserved 750,000 shares of the Company's common stock for issuance under each Plan. Options have been issued under each Plan only to insurance agents who are licensed to sell insurance by a life insurance subsidiary of the company, and are exercisable for up to five years from the effective date of the grant.

         In June 1998, HealthAxis adopted the 1998 Stock Option Plan (the "1998 Stock Option Plan") which provides for the award of options and stock purchase rights (collectively "Awards") to purchase HealthAxis common stock. Exercise prices are based on 90% of the per share price paid in private placement transactions with unaffiliated third parties for grants prior to May 1999 and 100% of the per share price paid in private placement transactions with unaffiliated third parties thereafter. During 1998 options to purchase 991,000, 309,000 and 50,000 shares were granted to Mr. Ashker, Mr. Clemens and Mr. Beausang, respectively, and are immediately exercisable at a price of $1.77 per share having a term of 10 years. Mr. Clemens option to purchase HealthAxis shares has since been terminated by mutual agreement. Options to purchase 460,000 shares of HealthAxis common stock awarded at $1.77 per share were awarded to officers and employees during 1998. These options have a term of five years and vest at a rate of 25% of the initial award on the grant date, 25% of the initial award on February 1, 1999 and the balance in quarterly installments thereafter. Options to purchase an additional 96,500 shares of common stock were granted to officers and employees at an exercise price of $4.00 per share. Such options have a term of five years and vest at a rate of 25% of the initial award on the grant date, 25% of the initial award on November 20, 1999 and the balance in quarterly installments thereafter.

         During 1999 HealthAxis amended the Stock Option Plan to increase the number of shares available pursuant for issuance of options to 8,600,000. Options granted in 1999 have a term of ten years and vest at a rate of 20-33% of the initial award on the grant date, with the balance vesting in quarterly installments over 2 to 5 years. Of the options granted, options to purchase 200,000, 75,000, 60,000 and 20,000 shares were granted to Mr. Ashker, Mr. Felder, Mr. Hankinson and Ms. del Rossi, respectively. Mr. Ashker, Mr. Felder, Mr. Hankinson and Ms. del Rossi are executive officers of HealthAxis.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         During the first quarter of 2000, the HAI board of directors adopted the 2000 Stock Option Plan, subject to approval by the shareholders which is required by NASDAQ and for options granted pursuant to the plan to qualify as incentive stock options and for the 2000 Stock Option Plan to satisfy one of the conditions of Section 162(m) of the Internal Revenue Code applicable to performance-based compensation. Employees, officers and directors of HAI, as well as certain consultants of HAI, are eligible to receive options under the 2000 Stock Option Plan. The purpose of the 2000 Stock Option Plan is to provide additional incentive to these individuals by encouraging them to invest in HAI's common stock and thereby acquire a further proprietary interest in HAI and an increased personal interest in HAI's continued success and progress. HAI is currently evaluating the possibility of merging HAI's existing director and employee stock option plans into the 2000 Stock Option Plan. To date, no grants have been awarded under 2000 Stock Option Plan.

         Stock Purchase Rights ("SPRs") may be granted either alone, in addition to, or in tandem with other awards granted under the 1998 Stock Option Plan. SPRs may not be granted at less than 85% the fair market value on the date of grant (or 100% of the fair market per share for ten percent shareholders) unless otherwise determined at the time of grant under the terms of the 1998 Stock Option Plan, the SPRs shall include a stock repurchase option exercisable by the Company if the employee is terminated, voluntarily or involuntarily, following the receipt of the restricted stock.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         The following table lists changes in outstanding stock options for all HAI option plans:


                                           Number         Range of           Weighted Average
                                         of Shares     Exercise Prices        Exercise Price
                                         ----------    ---------------       ----------------
Outstanding, January 1, 1997
     Exercisable                            356,217    $8.38 - 12.25             $6.70
     Not exercisable                        868,628     2.00 - 12.25               9.35
         Total outstanding                1,224,845     2.00 - 12.25               8.73


                 1997
Granted                                   1,197,000      2.47 - 5.00               4.03
Exercised                                    30,450      2.00 - 3.64               3.23
Canceled/expired                            113,000     2.00 - 10.00               9.43
Outstanding, December 31, 1997
     Exercisable                            943,972     2.38 - 12.25               5.99
     Not exercisable                      1,334,423     2.47 - 12.25               6.51
         Total outstanding                2,278,395     2.38 - 12.25               6.30


                                                                                                        Weighted Average
                                                                                                       (Years) Remaining
                                                                                                        Contractual Life
                                                                                                       ------------------
                 1998
Granted                                     167,500      4.44 - 6.00               4.97
Exercised                                   410,258      3.13 - 7.00               4.04
Canceled/expired                            278,195     3.52 - 11.00               9.85
Outstanding, December 31, 1998
     Exercisable                            944,133     2.35 - 12.25               6.58
     Not exercisable                        813,309     2.35 - 10.00               5.63
         Total outstanding                1,757,442     2.38 - 12.25               6.14

                 1999
Granted                                     344,831     3.44 - 14.63               9.51
Exercised                                   778,925     2.38 - 12.25               6.35
Canceled/expired                            327,831     2.47 - 14.63               6.50
Outstanding, December 31, 1999
     Exercisable                            159,050      2.38 - 3.52               2.86                       7.1
     Exercisable                            262,352      4.44 - 5.00               4.98                       3.2
     Exercisable                             66,275      6.00 - 7.50               6.97                       5.1
     Exercisable                            150,000         8.75                   8.75                       6.5
     Exercisable                            146,750         10.00                   10                        2.1
     Exercisable                             75,000         14.63                 14.63                       2.8
     Not exercisable                          4,000        3.4375                  3.44                       1.2
     Not exercisable                         41,490      4.44 - 5.00               4.86                       3.1
     Not exercisable                         66,600      6.00 - 7.50               7.39                       1.2
     Not exercisable                         24,000         10.00                 10.00                       1.2
         Total outstanding                  995,517     2.38 - 14.63               6.96                       4.4

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)


         The following table lists options granted by HealthAxis under the 1998 Stock Plan:

                                                         Weighted Average       Weighted Average      Weighted
                                             Number          Exercise          (Years) Remaining       Average
                                           Of Shares          Price            Contractual Life      Fair Value
                                           ----------    -----------------     ------------------    -----------
Outstanding, January 1, 1998                       -             -                     -                 -

                  1998
Granted                                    1,956,500            $1.88                                   $0.38
Outstanding, December 31, 1998
     Exercisable                           1,515,000             1.77                                    0.36
     Exercisable                              24,125             4.00                                    0.80
     Not exercisable                         345,000             1.77                                    0.36
     Not exercisable                          72,375             4.00                                    0.80
                                           ---------
         Total outstanding                 1,956,500             1.88                                    0.38

                  1999
Granted                                      445,500             4.00                                    0.80
Granted                                      758,371             5.77                                    3.71
Granted                                      700,750            12.00                                    7.80

Exercised                                     52,500             1.88
Canceled/Expired                             732,400             3.09
Outstanding, December 31, 1999
     Exercisable                           1,274,021             1.77                  3.7               0.36
     Exercisable                             146,333             4.00                  2.3               0.80
     Exercisable                             111,332             5.77                  8.4               3.71
     Exercisable                              70,670            12.00                  9.1               7.80
     Not exercisable                         123,854             1.77                  3.7               0.36
     Not exercisable                         145,667             4.00                  2.3               0.80
     Not exercisable                         597,764             5.77                  8.4               3.71
     Not exercisable                         606,580            12.00                  9.1               7.80
                                           ---------
         Total outstanding                 3,076,221             5.14
                                           =========

         In addition, Mr. Clemens directly owns options to purchase 253,376 shares of the Company's common stock at $.9091 per share expiring from time to time between November 1999 through December 2004. Mr. Clemens indirectly owns options to purchase 32,960 shares of the Company's common stock at $.9091 per share expiring from time to time between November 1999 and December 2004. Mr. Clemens disclaims beneficial ownership of all other options of any partnership in which Mr. Clemens directly or indirectly is a partner.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         In addition, a partnership of which Mr. Clemens is a partner owns options to purchase 1,000,000 shares of the Company's common stock at $.9091 per share expiring from time to time between November 1999 through December 2004. Mr. Clemens also owns an option to purchase up to 397,198 shares of Series A Preferred Stock at $3.64 per share (fair market value at date of grant) exercisable on or before March 31, 2003. This option was amended to eliminate the right to convert the option shares into any class of securities other than into shares of HAI's common stock.

         The Stock Option Plan for Executives ("Executive Plan") was amended in 1996 and authorizes the granting of options to purchase up to 3,850,000 shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock"), which are exercisable for up to ten years from the effective date of grant at a price not less than the fair market value of the shares on the date of grant. Also in 1997, the Company granted Mr. Clemens an option to purchase shares of the Company's Series A Preferred Stock successively upon each exercise by Mr. Clemens of his existing option and each subsequently granted option to purchase shares of Series A Preferred Stock from time-to-time, limited in the aggregate to (i) that the number shares of Series A Preferred Stock which, when exercised, shall permit Mr. Clemens to acquire the right to vote not more than 55% of the shares of the Company's common stock owned, either directly or beneficially, by Mr. Clemens at such time, (ii) the shares of Series A Preferred Stock which are, as of the date of any such exercise, authorized and unissued; and (iii) an option to purchase more than 550,000 shares of Series A Preferred Stock in any six month period shall be prohibited except upon the occurrence of a "change of control" (within the meaning of the Securities Exchange Act of 1934, as amended). Mr. Clemens relinquished all rights to the 1997 grant as part of the letter agreement between HAI and Mr. Clemens dated September 9, 1999 described in Note 23.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         Warrants:

The following table lists changes in outstanding stock options for all HAI warrants:

                                           Number         Range of           Weighted Average
                                         of Shares     Exercise Prices        Exercise Price
                                         ---------     ---------------       ----------------
Outstanding, January 1, 1997
     Exercisable                            250,000     $5.00 - $9.00             $7.55
     Not exercisable                              0
         Total outstanding                  250,000      5.00 - 9.00               7.55

                 1997
Granted                                     175,000         10.00                 10.00
Outstanding, December 31, 1997
     Exercisable                            373,333     4.00 - 14.00               9.10
     Not exercisable                         51,667     4.00 -  5.00               4.68
         Total outstanding                  425,000     4.00 - 14.00               6.30


                                                                                                        Weighted Average
                                                                                                       (Years) Remaining
                                                                                                        Contractual Life
                                                                                                       -----------------
                 1998
Granted                                   1,325,000      2.81 - 9.00               4.35
Canceled/expired                             50,000         5.00                   5.00
Outstanding, December 31, 1998
     Exercisable                          1,626,583      2.81 - 9.00               5.46
     Not exercisable                         73,417      3.28 - 5.00               3.71
         Total outstanding                1,700,000      2.81 -14.00               5.38

                 1999
Granted                                     254,469      3.28 - 25.00             12.86
Exercised                                   250,000      3.50 -  9.00              8.20
Canceled/expired                             75,000      3.28 -  5.00              3.85
Outstanding, December 31, 1999
     Exercisable                            433,167      2.81 - 3.38               3.26                      6.63
     Exercisable                            740,000      4.00 - 5.00               4.50                      3.08
     Exercisable                            100,000         7.38                   7.38                       2.0
     Exercisable                            100,000        14.00                  14.00                       3.0
     Exercisable                            202,802        20.34                  20.34                       4.7
     Not exercisable                          8,500         3.28                   3.28                       3.7
     Not exercisable                         10,000         5.00                   5.00                       0.4
     Not exercisable                         35,000         25.00                 25.00                       4.6
         Total outstanding                1,629,469     2.81 - 25.00               7.33                       4.4

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

The following table presents HealthAxis warrants activity for 1999 and 1998:

                                                             Weighted
                                                             Average
                                             Weighted        (Years)       Weighted
                                  Number      Average        Remaining      Average
                                    of        Exercise      Contractual     Fair
                                  Shares       Price           Life         Value
-----------------------------------------------------------------------------------
Granted during 1998               300,000     $   1.77

Outstanding, December 31, 1998
     Exercisable                  300,000         1.77
     Not exercisable                   --           --
           Total outstanding      300,000         1.77

             1999
Granted                           825,500         8.21
Exercised                              --           --
Canceled/Expired                       --           --
Outstanding, December 31, 1999
     Exercisable                  300,000         1.77            8.5         0.56
     Exercisable                  150,000         4.40            3.8         0.23
     Exercisable                    7,500        12.00            3.8         0.08
     Exercisable                   63,000         5.77            3.8         0.17
     Exercisable                   10,000        20.00            3.9         0.05
     Exercisable                   50,000        15.23            2.4         0.07
     Not exercisable              250,000          (1)
     Not exercisable               30,000        13.80            4.5         0.07
     Not exercisable               75,000        14.50            4.2         0.07
     Not exercisable              150,000        16.00            4.5         0.06
     Not exercisable               40,000        20.00            3.9         0.05
           Total outstanding    1,125,500                                     4.77

(1) The price of these warrants is determined based upon the fair market price of the shares on the date in the future when the options are earned, which is based upon performance criteria.

On June 6, 1996, the Company issued 100,000 stock purchase warrants to an unaffiliated party at $9.00 per share that are exercisable through June 6, 2001. The Company issued a warrant to an exclusive consultant of the Company to purchase 100,000 shares of the Company's common stock at the market price per share as of each of January 1, 1996, 1997, and 1998, provided PILIC has realized new annualized premium sales production of at least $35,000, $45,000, and $50,000, respectively, for each of these calendar years. PILIC has realized the annualized premium threshold for the years ending December 31, 1996, 1997 and 1998 and accordingly, the consultant is entitled to exercise 100,000 warrants at $7.375 for 1996, 100,000 at $14.00 per share for 1997 and 100,000 at $2.81 per share for 1998.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         During 1997 the Company issued warrants to two exclusive insurance agents, who were directors of a subsidiary of HAI, for the purchase of 50,000 shares of the Company's common stock at $5.00 per share. These warrants become exercisable throughout 2001. The Company also issued a warrant exercisable at any time to an employee for the purchase of 25,000 shares of the Company's common stock at $4.00 per share.

         Effective January 1, 1996, the Company has adopted the disclosure-only provisions of SFAS 123 "Accounting for Stock Based Compensation." Accordingly, no compensation cost has been recognized for stock option and warrant grants to employees and employee-directors. The Company continues to account for stock-based compensation using the intrinsic value method prescribed in APB opinion No. 25, "Accounting for Stock Issued to Employees'. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for shares issued under performance share plan is recorded based upon the current market value of the Company's stock at the end of each period. Had compensation cost for the Company's stock option grants been determined based on the fair value at the date of grants in accordance with the provisions of SFAS 123, the Company would have amortized the cost over the vesting period of the option which generally is five years for the 1996 Employee Plan and three years for the Directors Plan and 1998 Employee Plan. The Company's net loss and net loss per common share would have been increased to the following pro forma amounts:


                                                     1999                 1998                   1997
                                              ---------------        --------------         ----------------
Net loss applicable to common shares
     as reported                                  $(46,601)            $(12,410)               $ (18,573)
     pro forma                                    $(48,192)            $(13,319)               $ (20,505)

Net loss applicable to common shares          Basic & Diluted        Basic & Diluted        Basic & Diluted
                                              ---------------        ---------------        ---------------
     as reported                                  $(3.80)                $(1.20)               $ (1.84)
     pro forma                                    $(3.93)                $(1.27)               $ (2.03)

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         The fair value of the options and warrants granted are estimated on the date of grant using the Black Scholes option pricing model. The major assumptions used and the estimated fair value include no dividends paid, assumed forfeitures of 10% annually for non-vested options and warrants granted in 1996, and the following:

                                                Expected         Expected          Risk Free         Weighted
                                                  Term            Stock            Interest          Average
                                                In Years        Volatility            Rate          Fair Value
                                                --------        ----------         ---------        ----------
For options granted in 1997
---------------------------
   1996 Employee Plan & Employee Warrant            5               63%              5.50%             $1.42
   Directors Plan                                   5               63%              5.50%             $1.36
   Military Market Plan & Warrants                  5               63%              5.50%             $1.13

For options granted in 1998
---------------------------
   1996 Employee Plan & Warrants                  1 - 5          57% - 98%           4.48%             $3.74
   HealthAxis.com, Inc. 1998 Stock Plan             5              100%              4.48%             $0.38

For options granted in 1999
---------------------------
   1996 Employee Plan                            .5 - 5         58% - 100%           4.48%             $4.65
   Directors Plan                                  10               58%              4.48%             $2.12
   HealthAxis.com, Inc. 1998 Stock Plan             5              100%              4.48%             $0.36

         In January and February 2000, HealthAxis granted options to acquire approximately 1,200,000 HealthAxis common shares at $15.00 per share. The fair value of HAI common stock on the grant dates approximated $29.00 per share. As a result, the Company will amortize, for financial accounting purposes, compensation costs of approximately $16,800 over the 3-4 year vesting period of the options.

Note 22 - Commitments and Contingencies

         The Company is a co-defendent in litigation in the customary settlement of insurance claims through PILIC. Management is of the opinion that neither the litigation nor these claims will have a material adverse effect on the results of operations or financial position of the Company.

         The Agreement in connection with the transfer of PILIC to AHC stipulated that any future cost associated with the termination of certain employees in connection with any of the transactions contemplated in the Agreement shall be borne by HAI. The amount to be charged to expense during the first quarter of 2000 as a result of the termination of these employees will be approximately $1,700, which includes salary and benefit costs.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         The Company's business is subject to a changing legislative and regulatory environment. Some of the proposed changes include initiatives to restrict insurance pricing and the application of underwriting standards; reform health care; and restrict investment practices. Proposals on national health care reform have been under consideration that could significantly change the way healthcare is financed and provided. The effects on the Company of comprehensive healthcare reforms, which, if enacted, may have a material adverse impact upon the ability of the Company to profitably engage in the selling of accident and health insurance.

         During 1999, HealthAxis and HAI entered into a settlement agreement at no cost to resolve a number of disputes that had arisen between HAI and HPS relative to HPS' performance of administrative services under the outsourcing agreement and between HealthAxis and HPS relative to HealthAxis' performance under the ECommerce Agreement and the HPS stock purchase agreement for HealthAxis common stock.

The settlement agreement provided for the following:

         o HPS and HAI and its subsidiaries, including HealthAxis, granted each other a mutual release of all claims in connection with each party's performance under the agreements;

         o HPS purchased the remaining outstanding shares of one of PILIC's subsidiaries for $1,500, which was set off against service fees owed by HAI to HPS;

         o HPS exercised a warrant granted in 1998 pursuant to the terms of the ECommerce Agreement for 100,000 shares of HAI's common stock for $900, which was set off against service fees owed by HAI to HPS; and

         o HAI agreed to pay the remaining balance of the service fees owed by it to HPS in the amount of $1,267 on or before June 30, 1999.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

Note 23 - Post Retirement and Post Employment Liabilities and Employee Benefit Plans

         The post retirement liability relates to the future cost of life and health insurance coverage for approximately 18 retired PILIC employees. Post employment liabilities relate to the costs of life, health and dental insurance coverage for three former executives of PILIC and HAI and Mr. Clemens. These liabilities were assumed by HAI in accordance with the terms of the transfer of PILIC described in Note 4 and Note 22.

         HAI sponsors a defined contribution retirement savings plan under section 401(k) of the Internal Revenue Code covering substantially all employees. Employees may contribute up to 15% of compensation, of which the Company will match 50% of the first 5%. All contributions are subject to limitations imposed by IRS regulations. Effective January 1, 1995, employees were given the option to invest the "employer match" portion of their contribution in common stock of the Company. At December 31, 1999 and 1998, the plan held 3,995 and 5,736 shares, respectively, of the Company's common stock.

         All employee contributions are immediately vested, and the Company contribution becomes 20% vested after two years of service. Thereafter, an additional 20% becomes vested for each year of service up to six years. The benefit expense under this plan amounted to $53, $82 and $78 for 1999, 1998 and 1997, respectively.

Note 24 - Related Party Transactions

         On November 30, 1999 HAI sold PILIC to AHC owned by the Alvin Clemens, the Company's Chairman, as described in Note 4.

         Legal fees to the law firm of a former director and general counsel and secretary of the Company in 1999, 1998 and 1997, approximated $497, $332 and $282, respectively.

         Consulting expenses paid to a shareholder of the Company and former Chief Executive Officer of a former subsidiary amounted to $300 each in 1998 and 1997. The shareholder provided the Company with exclusive marketing, sales and product design services as part of a 36-month consulting agreement, which expired December 1998.

         Computer software development and consulting expense paid to an entity controlled by a former employee of the Company in 1999 and 1998 approximated $1,398 and $1,759, respectively.

         Michael Ashker, the Chief Executive Officer and President of HAI and HealthAxis also served as the sole manager of Lynx Capital Group ("LCG") through December, 1999. LCG is party to a consulting agreement with HAI whereby LCG provided various services during 1998 approximately $23 in fees and expenses as well as options to purchase 400,000 shares of HAI common stock.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

Note 25 - Mergers

         Merger of Insurdata into HealthAxis.com: On December 7, 1999, HealthAxis and Insurdata Incorporated, a subsidiary of UICI announced the signing of a definitive agreement to merge the two companies. The combined entity has retained the HealthAxis.com name. Under the terms of the transaction, Insurdata's shareholders have received approximately 50 percent of the newly combined company. The transaction closed on January 7, 2000.

         In accordance with the terms of the Merger Agreement, each outstanding share of Insurdata Common Stock (the "Insurdata Common Stock"), was converted into the right to receive 1.33 shares (the "Exchange Ratio") of HealthAxis Common Stock (the "HealthAxis Common Stock"). The Company issued 21,807,567 shares of HealthAxis Common Stock to Insurdata shareholders. UICI received 18,943,678 shares, an additional 2,439,885 are held by the voting trust (described herein) and other shareholders of Insurdata received 424,004 shares . Subsequent to such date, 10,103,217 shares of HealthAxis Common Stock held by UICI were transferred to a voting trust. See "Voting Trust Agreements."

         The merger of Insurdata and HealthAxis was accounted for by HealthAxis under the purchase method of accounting in accordance with APB No. 16 whereas HealthAxis, by virtue of its holding a majority of the voting interest was determined to be the accounting acquirer. As a result, the net assets of Insurdata will be recorded at their fair value with the excess of the HealthAxis' purchase price over the fair value of the net assets acquired being goodwill being amortized on a straight line basis over three years.

         The Merger Agreement provides that each option to purchase shares of Insurdata Common Stock under Insurdata's stock option plans which were outstanding on the Effective Date, whether or not exercisable, were converted into and became a right to purchase shares of HealthAxis Common Stock, generally in accordance with the terms of the Insurdata stock option plans and Insurdata option agreements pursuant to which such options were granted, except that from and after the Effective Date, (i) the number of shares of HealthAxis subject to each Insurdata option shall be equal to the number of shares of Insurdata Common Stock subject to such option prior to the Effective Date multiplied by the exchange ratio (with fractional shares rounded down to the nearest share and cash being payable for any fraction of a share) and (ii) the exercise price per share of HealthAxis Common Stock purchasable thereunder shall be that specified in the Insurdata option divided by the exchange ratio (rounded up to the nearest one hundredth).

         On the date of merger, HealthAxis converted options to purchase 1,834,500 shares of Insurdata Common Stock into options to purchase 2,439,885 shares of HealthAxis Common Stock. The fair value of the HealthAxis options granted to Insurdata optionholders was determined using the Black Scholes option pricing model and was included in the purchase price of Insurdata.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         The chart below identifies the equity ownership of HealthAxis common and preferred stock before and after the merger of Insurdata. The chart excludes options and warrants to purchase HealthAxis stock.

                                           March 14, 2000                      December 31, 1999
                                   -----------------------------         ------------------------------
                                     Shares           Percentage           Shares            Percentage
                                   ----------         ----------         ----------          ----------
HAI                                15,801,644            34.8%           15,801,644             66.9%
UICI and subsidiaries              17,810,229            39.2%              866,551              3.7%
AHC Acquisition                       100,000             0.2%              100,000              0.4%
Michael Ashker                              -              -                      -               -
Other shareholders' interest       11,714,199            25.8%            6,850,310             29.0%
                                   ----------           ------           ----------            ------
Total                              45,426,072           100.0%           23,618,505            100.0%
                                   ==========           ======           ==========            ======

Voting Trust Agreements: The Merger Agreement also provides for a voting trust agreement (the "Voting Trust Agreement") which established a trust to hold shares of Insurdata Common Stock which are currently held of record by UICI, but as to which UICI has granted options to purchase such shares to certain employees of Insurdata pursuant to its Insurdata Founders' Program. These shares were converted into 2,439,885 shares of HealthAxis Common Stock in the Merger. The initial trustees of this trust are Michael Ashker, Alvin Clemens, Edward W. LaBaron, Jr. and Henry Hager (the "Trustees"). All of the initial Trustees are also directors of HAI and Messrs. Ashker and Clemens are also directors and officers of HealthAxis. Pursuant to the terms of the Voting Trust Agreement, a majority of the Trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. The Voting Trust Agreement terminates upon the earlier of the distribution of the shares subject to such agreement or July 1, 2003. Upon the termination of this Voting Trust Agreement or upon any dissolution or total or partial liquidation of HealthAxis, whether voluntary or involuntary, the Trustees shall direct that all shares remaining in the Trust and all moneys, securities, rights or property attributable to the shares be distributed to UICI.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

Following the completion of the Insurdata merger, UICI, and Messrs. Ashker, LeBaron and Maloney entered into a voting trust agreement ("the UICI Voting Trust") which provides for the establishment of a trust to hold 10,103,217 shares of HealthAxis common stock held by UICI. The initial trustees of the UICI Voting Trust are Michael Ashker, Edward W. LeBaron, Jr. and Dennis B. Maloney who are referred to as the trustees. All of the trustees are also directors of HealthAxis and Messrs. Ashker and LeBaron are directors of HAI. Messrs. Ashker and Maloney are also officers of HealthAxis. A majority of the trustees have the power to vote the shares held by the UICI Voting Trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. UICI retains dispositive power and the ability to receive all dividends on the shares held in the UICI Voting Trust. Pursuant to the UICI Voting Trust agreement, if one of the trustees is no longer able to serve as trustee, the other two trustees may select by unanimous vote a new trustee from the members of the board of directors of HAI or HealthAxis who are not selected by UICI. The UICI Voting Trust agreement also provides that if UICI decides to sell any of its shares of HealthAxis common stock, half of the shares sold must be shares subject to the UICI Voting Trust. The UICI Voting Trust agreement terminates upon the earlier of February 11, 2020; such time as UICI owns less than 20% of the outstanding common stock of HealthAxis or HAI; upon another person acquiring 51% or more of the outstanding shares of HealthAxis; or July 31, 2000 if transactions contemplated by the merger of HealthAxis into HealthAxis Acquisition Corporation are not completed.

The UICI Voting Trust agreement, dated February 11, 2000, was amended, effective July 31, 2000, to among other things, extend the termination date of the trust if the HAI merger is not consummated to March 31, 2001, and revise the procedure by which a successor trustee is elected. The amended agreement also reduced the shares in the trust to 6,433,069 shares.

Technology Outsourcing Agreement: In accordance with the Merger Agreement, UICI and its affiliates and Insurdata shall enter into a Technology Outsourcing Agreement pursuant to which Insurdata will provide UICI and its affiliates with technology support services, data processing services and other software and hardware based services.

UICI Registration Rights Agreement: HealthAxis and UICI also entered into a registration right agreement that provides for the registration of HealthAxis shares received by UICI in the Merger.

         HealthAxis Merger with HealthAxis Acquisition Corporation: On December 7, 1999, HAI announced plans to move forward with its original plan to merge with its subsidiary, HealthAxis. Management of the respective companies signed the merger agreement on January 26, 2000. The merger was approved by HAI's board of directors on January 26, 2000 and by HealthAxis' board of directors on January 26, 2000. HAI and HealthAxis entered into amended and restated agreements on September 29, 2000, which, among other things, changed the exchanged ratio from 1.127 to 1.334.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         The merger documents provide for the merger of HealthAxis with and into a newly formed, wholly owned subsidiary of HAI. As a result of the merger, HealthAxis will cease to exist, and the former shareholders of HealthAxis will become shareholders of HAI. The HAI subsidiary will continue as the surviving corporation of the merger and will retain all of its separate corporate existence, with all its rights and powers unaffected by the merger. The merger is subject to both HAI and HealthAxis shareholder approval.

         The amended merger agreements provide for the conversion of each outstanding share of HealthAxis common and preferred stock into 1.334 shares ("the exchange ratio") of HAI common stock. The Company anticipates that the merger will constitute a tax free "reorganization" within the meaning of the Internal Revenue Code of 1986.

         The Company anticipates that HAI will issue a total of 39,629,133 shares of HAI common stock to HealthAxis shareholders in the merger. The Company also anticipates that HAI will issue up to approximately 7,068,046 shares of HAI common stock upon the exercise of options and warrants to purchase HealthAxis common stock to be assumed by HAI.

         Based on the number of shares of HAI common stock to be issued in the merger, excluding shares subject to stock options and warrants to be assumed by HAI, following the merger, existing HAI shareholders will own approximately 25% and former HealthAxis shareholders will own approximately 75% of the outstanding common stock of HAI. The merger will be accounted for by HAI as a purchase of minority interest in which the preferred and common stock of HealthAxis will be converted into HAI common stock eliminating all minority interest in HealthAxis.


         HealthAxis options and warrants outstanding will be exchanged for options and warrants in HAI. As a result of the merger and exchange a remeasurement of the HealthAxis options is anticipated. As a result of the remeasurement, the fair value of options exchanged in the merger will be included as additional consideration. The allocation to unearned compensation for unvested options is based upon the intrinsic value of options exchanged. It is anticipated that unearned compensation will be amortized over the remaining vesting period of the options, averaging three to five years.

         Out of pocket costs which are anticipated to include legal, accounting and investment advisory costs will be included as additional consideration in the purchase of minority interest, as discussed above.

Note 26 - Disposals

          On June 30, 2000, HealthAxis entered into an Asset Purchase Agreement to sell certain assets used in connection with its retail website to Digital Insurance, Inc. ("Digital"). On September 29, 2000, HealthAxis and Digital entered into an Amendment to the Asset Purchase Agreement which amends among other things, the payment terms in the original agreement. Included in the sale was the current and next generation of the retail website user interface (the presentation layer of the website that includes the graphical templates that create the look and feel of the website), all existing in-force

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

insurance policies, certain physical assets, and agreements, including, but not limited to portal marketing agreements and agreements related to the affiliate partner program. The consideration received by the Company in return for these assets consists of: $500,000 in cash at closing, a $500,000 note at closing, ongoing license fees, a technology services contract, and an 11% equity interest in Digital. The transaction was completed on October 13, 2000. In accordance with APB 30, HealthAxis has accounted for the disposal of the retail website as a discontinued operation. These financial statements for all periods presented have been restated to reflect the discontinued operations of the retail website.

         In connection with this transaction, HealthAxis and Digital entered into a Software License and Consulting Agreement that provides HealthAxis with: a perpetual nonexclusive license to use and sublicense, subject to certain restrictions, the retail website user interface sold to Digital Insurance; licensing fees over the next 30 months of $3.0 million for software owned by HealthAxis that will be used by Digital in conjunction with the user interface it purchased; and service fees over the next 12 months of a minimum of $3.0 million for services relating to customizing, maintaining and upgrading the user interface and other software.

         On September 29, 2000, HealthAxis and Digital amended the Asset Purchase Agreement and the related Software Licensing and Consulting Agreement to modify the payment terms.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

               Results of discontinued retail website operations:

                                                                                From Inception
                                                            Year ended              through
                                                            December 31,          December 31,
                                                               1999                   1998
                                                            -----------          --------------
Interactive commission and fee revenue                       $     291              $      -

Expenses:
Operating and development                                        5,504                   535
Sales and marketing                                             19,652                 1,161
General and administrative                                       1,000                  (173)
                                                             ---------              --------
Total expenses                                                  26,156                 1,524
                                                             ---------              --------


Loss before minority interest                                  (25,865)               (1,524)

Minority interest in loss of discontinued operations            (6,739)                 (223)
                                                             ---------              --------

Loss from discontinued operations                            $ (19,126)             $ (1,301)
                                                             =========              ========



                   Assets of subsidiary held for sale at:

                                                            December 31,          December 31,
                                                                1999                  1998
                                                            ------------          ------------
Prepaid interactive marketing expense                        $   1,790              $ 11,654
Prepaid alliance agreements, net of accumulated
 amortization of $436                                            2,283                    __
Property, equipment and software, less accumulated
 amortization of $1,077                                          3,131                 1,248
                                                             ---------              --------

Total assets held for sale                                   $   7,204              $ 12,902
                                                             =========              ========


                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

Note 27 - Subsequent Events


         Option Repricing: On May 24, 2000, the board of directors of HealthAxis repriced 1,773,050 existing options. The options affected had original exercise prices ranging from $12.00 to $15.00 per share. The exercise price of these options was adjusted to $3.31 based upon the quoted market share price of HAI's common stock as reported on the NASDAQ National Market on the date of the repricing. In accordance with FASB Interpretation 44, Accounting for Certain Transactions involving Stock Compensation, the Company will account for these options as a variable award commencing July 1, 2000.

         Agent Stock Options Amended: On September 29, 2000, the Company entered into an agreement with certain of its former agents which would, among other things, reduced the exercise price of the options to purchase 318,042 shares of the Company's common stock from original exercise prices ranging from $4.75 to $14.63 per share to $4.25 per share and reduced the payments required to be made pursuant to a registration rights agreement with such individuals in the event the Company does not register the shares issuable upon the exercise of the options within certain specified time frames. Effective July 1, 2000, the Company will remeasure these options in accordance with FASB Interpretation 44, Accounting for Certain Transactions involving Stock Compensation.

         NASDAQ Delisting: The Company was notified by NASDAQ that it does not meet the NASDAQ maintenance criteria for continued listing due to the decline in its stock price and its Common Stock will be delisted on November 9, 2000 if it does not achieve compliance by November 7, 2000. Under applicable NASDAQ rules, the Company may appeal the delisting by filing a request for appeal which will stay the delisting of the Common Stock pending the appeal panel's decision. The Company currently intends to appeal the delisting decision in light of the pending HAI merger. The Company believes that it will be in compliance with these requirements upon completion of the HAI merger.

         Loan Agreements: HealthAxis and HAI entered into loan agreements dated as of September 29, 2000, which provides for HealthAxis to loan HAI of up to $3,404,580. The amount is evidenced by three promissory notes. HAI's obligations under these notes are secured pursuant to a stock pledge and security agreement between HAI and HealthAxis dated as of September 29, 2000 in which a maximum of 1,000,000 shares of HealthAxis stock owned by HAI are pledged as collateral to the loans. These notes become due and payable on the earlier of March 31, 2000 or the date the HAI merger is consummated. The interest on the principal under each note will accrue at 12% per annum from the date of the note until the date the note terminates.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         Convertible Debentures: On September 28, 2000, HAI entered into an Amendment to the Securities Purchase Agreement dated September 14, 1999 between HAI and the holders of HAI's $27.5 million 2% convertible debentures due September 14, 2002, which were initially issued in a private placement to institutional investors on September 15, 1999. In accordance with the terms of the Amendment, the terms of the debentures were amended to, among other things, extend the maturity of the debentures to September 14, 2005, to change the conversion price to $9.00 per share and to modify the events of default. Based upon the revised conversion price upon the closing of this transaction, the amended debentures will be convertible into 3,055,555 shares of HAI's common stock. The terms of the Warrants to purchase 202,802 shares of HAI's common stock issued to the purchasers of the debentures were also amended to reduce the exercise price to $3.01 and to extend the exercise period of the warrants for an additional year, or until September 13, 2005. In addition, as part of this transaction, HAI and the holders of the debentures intend to enter into an Amended and Restated Registration Rights Agreement.

         The Amendment to the Securities Purchase Agreement provides that, among other things, the amendments to the debentures, warrants and the registration rights agreement will take effect on or before the fifth business day after HAI's shareholders have approved the HAI merger. The holders of the debentures have agreed to conditionally waive and suspend any and all past or current defaults or violations arising under the debenture or the registration rights agreement, and to forbear from enforcing any and all past or current defaults or violations by HAI arising under the debentures or the registration rights agreement as well as any prospective defaults or violations arising under these agreements from September 28, 2000 through the closing date of the HAI merger. The Amendment to the Securities Purchase Agreement provides that the waiver of any and all defaults will be null and void if:

         o HAI and HealthAxis fail to execute the Amended and Restated Agreement and Plan of Reorganization by October 2, 2000 (The agreement was signed on September 29, 2000.);

         o a majority of HAI's shareholders do not approve the HAI merger on or prior to March 31, 2001; or

         o the HAI merger is otherwise suspended, terminated or publicly abandoned prior to March 31, 2001.

HAI also agreed not to sell any shares of its capital stock or stock of HealthAxis without the prior consent of holders of more than 50% of the outstanding principal amount of the amended debentures, although it is permitted to pledge up to 1,000,000 shares of the HealthAxis stock owned by it to secure the repayment of certain loan aggregating $3,404,589 made or proposed to be made to HAI by HealthAxis. HAI also agreed to refile this joint proxy statement/prospectus on Form S-4 with the SEC on or prior to October 31, 2000 and to use its commercially reasonable best efforts to promptly respond to comments received from the SEC and, assuming this joint proxy statement/prospectus on Form S-4 is declared effective by the SEC, to hold a meeting of shareholders to approve the HAI merger.

                        HealthAxis Inc. and Subsidiaries
           Notes to Consolidated Financial Statements -- (Continued)
                             (Dollars in thousands)

         Employee Termination Agreement: On August 15, 2000, Mr. Clemens, HealthAxis and HAI entered into a termination agreement of Mr. Clemens' current employment contract. Pursuant to the terms of the termination agreement, Mr. Clemens waived his right to all compensation and fringe benefits under his employment contract. Mr. Clemens also agreed to a general release of any and all claims against HealthAxis and HAI and to abide by non-competition and confidentiality provisions set forth in the termination agreement. Under the terms of Mr. Clemens' termination agreement, Mr. Clemens will receive $106,250 quarterly over five years for an aggregate payment of $2,125,000, subject to certain limitations described below. HAI may, at its option, make the quarterly payments due to Mr. Clemens in shares of HAI common stock based on the average trading price of HAI common stock over a 20 day trading period immediately before the date the payment is due, provided that, the number of shares issued for any quarterly payment may not exceed 35,416 shares and the aggregate number of shares paid over the five year period may not exceed 500,000 shares. Mr. Clemens may receive all or a portion of each such quarterly payment in cash. Once Mr. Clemens has received 500,000 shares or their cash equivalent, HAI will have no further payment obligation to him even if the total amount received by him is less than $2,125,000. The first quarterly payment will be payable upon the earlier of the consummation of the HAI merger, or June 30, 2001. The termination agreement provides Mr. Clemens with piggy-back registration rights for any shares of HAI common stock that are issued to him pursuant to the terms of the termination agreement. The termination agreement also provides that HealthAxis will employ Mr. Clemens as Chairman of HealthAxis. Mr. Clemens' employment will be at will and not pursuant to the terms of any employment contract and his compensation will consist of $100,000 per year, benefits generally available to HealthAxis' employees and a bonus, if any, as determined by the HealthAxis Board of Directors. Pursuant to a separate letter agreement, HAI has agreed to provide health insurance for Mr. Clemens and his family, use of an office, automobile and secretarial support. It is also expected that HAI will extend the period of exercise of Mr. Clemens' 397,198 stock options for an additional three years through July 7, 2006. Except for the general release of HealthAxis which is effective as of August 15, 2000, the termination agreement becomes effective upon consummation of the HAI merger. If the HAI merger is not consummated by June 30, 2001, all of the terms of the termination agreement, except for the release of HealthAxis, will be void, and Mr. Clemens' amended employment agreement would again be in effect. Upon the completion of the merger between HAI and Healthaxis the Company expects to record a charge of $2,125,000.


         Settlement with RCH: Under the Amended and Restated Merger Agreements, HealthAxis may terminate the Reorganization if HAI is not unconditionally and irrevocably released from the guarantee agreement with Hannover Life Reassurance Company of America by October 31, 2000. HAI and Hannover Life Reassurance Company of America are in the process of negotiating a settlement regarding the outstanding amount.